Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-38926, 333-83321, 333-83325, 333-83327, 333-73664, 333-100003, 333-106057, 333-106058, 333-120154, and 333-135487 and Form S-3 Nos. 333-110389 and 333-139205) of Art Technology Group, Inc. and in the related Prospectuses of our reports dated March 11, 2008, with respect to the consolidated financial statements of Art Technology Group, Inc., and the effectiveness of internal control over financial reporting of Art Technology Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 11, 2008